Exhibit 23

Independent Auditors’ Consent

The Board of Directors

Pinnacle Bankshares Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-63361 on Form S-8 and Registration Statement No. 333-69321 on Form S-3 of Pinnacle Bankshares Corporation of our report dated January 23, 2004, with respect to the consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended, which report is incorporated by reference in the December 31, 2003 Annual Report on Form 10-KSB of Pinnacle Bankshares Corporation.

/s/ KPMG LLP

Roanoke, Virginia

March 16, 2004